Exhibit 23(b)

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 (File No. 333-69520) of Delhaize America, Inc., of our report dated February 14, 2002 relating to the financial statements which appear in this Form 10-K. We also consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-03669, 33-50066 and 333-46500) the Registration Statements on Form S-3 (No. 333-42882, 33-49620, 33-50037 and 33-40457) and the Post-Effective Amendment No. 1 on Form S-8 and Post-Effective Amendment No. 2 on Form S-8 to Form S-4 (No. 333-91123) of Delhaize America, Inc. and the Registration Statement on Form F-4 (No. 333-13302) of Etablissements Delhaize Frères et Cie “Le Lion” of our aforementioned report which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
April 2, 2004